Exhibit 16.1

January 8, 2021

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Willis Lease Finance Corporation and subsidiaries (the Company) and, under the date of March 12, 2020, we reported on the consolidated financial statements of Willis Lease Finance Corporation and subsidiaries as of and for the years ended December 31, 2019 and 2018, and the effectiveness of internal control over financial reporting as of December 31, 2019. On January 4, 2021, we were notified that that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Willis Lease Finance Corporation and subsidiaries’ consolidated financial statements as of and for the year ended December 31, 2020, and the effectiveness of internal control over financial reporting as of December 31, 2020, and the issuance of our reports thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated January 4, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the Board of Directors.

Very truly yours,

/s/ KPMG LLP